                                                                    Exhibit 99.1

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

  The following discussion summarizes the federal income tax considerations reasonably anticipated to be material to a stockholder in connection with the purchase, ownership and disposition of common stock. The applicable prospectus supplement will contain information about additional federal income tax considerations, if any, relating to particular offerings. The following discussion is intended to address only those federal income tax consequences that are generally relevant to all stockholders. Accordingly, it does not discuss all aspects of federal income taxation that might be relevant to a specific stockholder in light of his particular investment or tax circumstances. Therefore, it is imperative that a stockholder review the following discussion and consult with his own tax advisors to determine the interaction of his individual tax situation with the tax considerations associated with the purchase, ownership and disposition of common stock.

  The following discussion provides general information only, is not exhaustive of all possible tax considerations and is not tax advice. For example, this summary does not give a detailed description of any state, local or foreign tax considerations. In addition, the discussion does not purport to deal with all aspects of taxation that may be relevant to a stockholder subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations or foreign corporations and persons who are not citizens or residents of the United States.

  The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations thereunder, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. No assurance can be provided that the statements set forth herein will not be challenged by the IRS or will be sustained by a court if so challenged.

  The specific tax attributes of a particular stockholder could have a material impact on the tax considerations associated with the purchase, ownership and disposition of common stock. Therefore, it is essential that each prospective stockholder consult with his own tax advisors with regard to the application of the federal income tax laws to such stockholder's personal tax situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

FEDERAL INCOME TAXATION OF HOST MARRIOTT

  General. Host Marriott plans to make an election to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code, effective for the taxable year beginning January 1, 1999. Host Marriott intends that, commencing with such year, it will be organized and will operate in such a manner as to qualify for taxation as a REIT, but no assurance can be given that it in fact will qualify or remain qualified as a REIT. Host Marriott believes that it will be organized in conformity with the requirements for qualification as a REIT, and, beginning in 1999, its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this belief is based upon factual matters relating to the organization and operation of Host Marriott and its subsidiaries, Host Marriott, L.P. and its subsidiaries, the non-controlled subsidiaries, the Host Employee/Charitable Trust and Crestline and its subsidiaries, including the economic and other terms of each lease and the expectations of Host Marriott and the lessees with respect thereto.

  The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is a summary of the material aspects of these rules, which is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

  If Host Marriott qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that it currently distributes to its stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from an investment in a regular corporation. However, Host Marriott will be subject to federal income tax as follows:

    1. Host Marriott will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains; provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. A REIT's "REIT taxable income" is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

    2. Under certain circumstances, Host Marriott may be subject to the "alternative minimum tax" on its items of tax preference.

    3. If Host Marriott has net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

    4. Host Marriott's net income from "prohibited transactions" will be subject to a 100% tax. In general, "prohibited transactions" are certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

    5. If Host Marriott fails to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a tax equal to (1) the gross income attributable to the greater of the amount by which Host Marriott fails the 75% or 95% test multiplied by (2) a fraction intended to reflect its profitability.

    6. If Host Marriott fails to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, Host Marriott will be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which federal income tax was paid.

    7. If Host Marriott acquires any asset from a taxable "C" corporation in a transaction in which the basis of the asset in the hands of Host Marriott is determined by reference to the basis of the asset in the hands of the "C" corporation, and Host Marriott recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by Host Marriott (the "Recognition Period"), then, to the extent of the asset's "built-in gain," such gain will be subject to tax at the highest regular corporate rate applicable. Built-in gain is the excess of the fair market value of an asset over Host Marriott's adjusted basis in the asset, determined when Host Marriott acquired the asset.

  Host Marriott owns an indirect interest in appreciated assets that its predecessors held before the REIT conversion. Such appreciated assets have a "carryover" basis and thus have built-in gain with respect to Host Marriott. If such appreciated property is sold within the ten-year period following the REIT conversion, Host Marriott generally will be subject to regular corporate tax on that gain to the extent of the built-in gain in that property at the time of the REIT conversion. The total amount of gain on which Host Marriott can be taxed is limited to the excess of the aggregate fair market value of its assets on January 1, 1999 over the adjusted tax bases of those assets at that time. This tax could be very material, however, and may result in the Host Marriott, L.P. and Host Marriott seeking to avoid a taxable disposition of any significant asset owned by

Host Marriott's predecessors at the time of the REIT conversion for the ten taxable years following the REIT conversion even though such disposition might otherwise be in the best interests of Host Marriott.

  Notwithstanding Host Marriott's status as a REIT, it is likely that substantial deferred liabilities of its predecessors will be recognized over the next ten years. Deferred liabilities include, but are not limited to, tax liabilities attributable to built-in gain assets and deferred tax liabilities attributable to taxable income for which neither Host Marriott nor Host Marriott, L.P. will receive corresponding cash. In addition, the IRS could assert substantial additional liabilities for taxes against Host Marriott's predecessors for taxable years prior to the time Host Marriott qualifies as a REIT. Under the terms of the REIT conversion and the partnership agreement of Host Marriott, L.P., Host Marriott, L.P. will be responsible for paying, or reimbursing Host Marriott for the payment of all such tax liabilities as well as any other liabilities, including contingent liabilities and liabilities attributable to litigation that Host Marriott may incur, whether such liabilities are incurred by reason of activities prior to the REIT conversion or activities subsequent thereto.

  Host Marriott, L.P. will pay, or reimburse Host Marriott for the payment of all taxes incurred by Host Marriott, except for taxes imposed on Host Marriott by reason of its failure to qualify as a REIT or to distribute to its stockholders an amount equal to its "REIT taxable income," including net capital gains. This obligation by Host Marriott, L.P. includes any federal corporate income tax imposed on built-in gain.

  Requirements for Qualification. The Internal Revenue Code defines a REIT as a corporation, trust or association

  (1) which is managed by one or more directors or trustees;

  (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

  (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

  (5) the beneficial ownership of which is held by 100 or more persons;

  (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities); and

  (7) which meets certain other tests, described below, regarding the nature of its income and assets.

  Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) will not apply until after the first taxable year for which Host Marriott makes the election to be taxed as a REIT. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6). Compliance with condition (5) shall be determined by disregarding the ownership of Host Marriott shares by any person(s) who: (a) acquired such shares as a gift or bequest or pursuant to a legal separation or divorce; (b) is the estate of any person making such transfer to the estate; or (c) is a company established exclusively for the benefit of (or wholly owned by) either the person making such transfer or a person described in (a) or (b).

  In connection with condition (6), Host Marriott is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If Host Marriott complies with this requirement, and it does not know, or exercising reasonable diligence would not have known, whether it failed to meet condition (6), then it will be treated as having met condition (6). If Host Marriott fails to send such annual letters, it will be required to pay either a $25,000 penalty or, if the failure is intentional, a $50,000 penalty. The IRS may require Host Marriott, under those circumstances, to take further action to ascertain actual ownership of its shares, and failure to comply with such an additional requirement would result in an additional $25,000 (or $50,000) penalty. No penalty would be assessed in the first instance, however, if the failure to send the letters is due to reasonable cause and not to willful neglect.

  Host Marriott believes that it meets and will continue to meet conditions (1) through (4). In addition, Host Marriott believes that it will have outstanding (commencing with its first taxable year as a REIT) common stock with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6). With respect to condition (6), Host Marriott intends to comply with the requirement that it send annual letters to its stockholders requesting information regarding the actual ownership of its shares. In addition, the Host Marriott charter contains an ownership limit, which is intended to assist Host Marriott in continuing to satisfy the share ownership requirements described in (5) and
(6) above. The ownership limit, together with compliance with the annual stockholder letter requirement described above, however, may not ensure that Host Marriott will, in all cases, be able to satisfy the share ownership requirements described above. If Host Marriott fails to satisfy such share ownership requirements, Host Marriott will not qualify as a REIT. See "-- Failure of Host Marriott to Qualify as a REIT."

  A corporation may not elect to become a REIT unless its taxable year is the calendar year. Although Host Marriott previously had a 52-53 week year ending on the Friday closest to January 1, it adopted a calendar year taxable year in connection with the REIT conversion.

  Distribution of "Earnings and Profits" Attributable to "C" Corporation Taxable Years. A REIT cannot have at the end of any taxable year any undistributed earnings and profits ("E&P") that are attributable to a "C" corporation taxable year, which includes all undistributed E&P of Host Marriott's predecessors. Accordingly, Host Marriott has until December 31, 1999 to distribute such E&P. In connection with the REIT conversion, Host Marriott declared dividends intended to eliminate the substantial majority, if not all, of such E&P. To the extent, however, that any such E&P remains (the "Acquired Earnings"), Host Marriott is required to distribute such E&P prior to the end of 1999. Failure to do so would result in disqualification of Host Marriott as a REIT at least for 1999. If Host Marriott should be so disqualified for 1999, subject to the satisfaction by Host Marriott of certain "deficiency dividend" procedures described below in "--Annual Distribution Requirements Applicable to REITs" and assuming that Host Marriott otherwise satisfies the requirements for qualification as a REIT, Host Marriott should qualify as a REIT for 2000 and thereafter. Host Marriott believes that the dividends it has already declared will be sufficient to distribute all of the Acquired Earnings as of December 31, 1999. However, there are substantial uncertainties relating to both the estimate of the Acquired Earnings, as described below, and the value of noncash consideration that Host Marriott has distributed or will distribute. Accordingly, there can be no assurance this requirement will be met.

  The estimated amount of the Acquired Earnings will be based on the allocated consolidated E&P of Host Marriott's predecessors accumulated from 1929 through and including 1998 and taking into account the allocation, as a matter of law, of 81% of Host Marriott's predecessors' accumulated E&P to Marriott International on October 8, 1993 in connection with the spin-off of Marriott International. The estimate was determined based on the available tax returns and certain assumptions with respect to both such returns and other matters. The calculation of the Acquired Earnings, however, depends upon a number of factual and legal interpretations related to the activities and operations of Host Marriott's predecessors during their entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the tax returns of Host Marriott's predecessors and propose adjustments to increase their taxable income. The impact of such proposed adjustments, if any, may be material. If the IRS examines Host Marriott's calculation of its E&P, the IRS can consider all taxable years of Host Marriott's predecessors as open for review for purposes of such determination.

  Qualified REIT Subsidiary. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary will be disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as assets, liabilities and items of the REIT itself. Generally, a qualified REIT subsidiary is a corporation all of the capital stock of which is owned by one REIT. Host Marriott holds several qualified REIT subsidiaries that hold de minimis indirect interests in the partnerships that own hotels. These entities will not be subject to federal corporate income taxation, although they may be subject to state and local taxation in certain jurisdictions.

  Ownership of Partnership Interests by a REIT. A REIT which is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, Host Marriott's proportionate share of the assets and items of income of Host Marriott, L.P., including Host Marriott, L.P.'s share of such items of any subsidiaries that are partnerships or LLCs, are treated as assets and items of income of Host Marriott for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "--Tax Aspects of Ownership of Interests in Host Marriott, L.P." As the sole general partner of Host Marriott, L.P., Host Marriott has direct control over Host Marriott, L.P. and indirect control over the subsidiaries in which Host Marriott, L.P. or a subsidiary has a controlling interest. Host Marriott intends to operate these entities consistent with the requirements for qualification of Host Marriott as a REIT.

  Income Tests Applicable to REITs. In order to maintain qualification as a REIT, Host Marriott must satisfy two gross income requirements. First, at least 75% of Host Marriott's gross income, excluding gross income from "prohibited transactions," for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property" and, in certain circumstances, interest, or from certain types of temporary investments. Second, at least 95% of Host Marriott's gross income, excluding gross income from "prohibited transactions," for each taxable year must be derived from any combination of such real property investments, dividends, interest, certain hedging instruments and gain from the sale or disposition of stock or securities, including certain hedging instruments.

  Rents paid pursuant to Host Marriott's leases, together with dividends and interest received from the non-controlled subsidiaries, will constitute substantially all of the gross income of Host Marriott. Several conditions must be satisfied in order for rents received by Host Marriott, including the rents received pursuant to the leases, to qualify as "rents from real property." First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if Host Marriott, or an actual or constructive owner of 10% or more of Host Marriott, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

  Finally, if Host Marriott operates or manages a property or furnishes or renders services to the tenants at the property other than through an independent contractor from whom Host Marriott derives no revenue, excluding for these purposes services "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant," and the income derived from such services (the "Impermissible Service Income") exceeds one percent of the total amount received by Host Marriott with respect to the property, then no amount received by Host Marriott with respect to the property will qualify as "rents from real property." For these purposes, Impermissible Service Income cannot be less than 150% of the cost of providing the service. If the Impermissible Service Income is one percent or less of the total amount received by the REIT with respect to the property, then only the Impermissible Service Income will not qualify as "rents from real property." To the extent that services other than those customarily furnished or rendered in connection with the rental of real property are rendered to the tenants of the property by an independent contractor, the cost of the services must be borne by the independent contractor.

  Host Marriott, L.P. and each subsidiary that owns hotels have entered into leases with subsidiaries of Crestline, pursuant to which the hotels are leased for a term ranging generally from seven to ten years commencing on January 1, 1999. Each lease provides for thirteen payments per annum of a specified base rent plus, to the extent that it exceeds the base rent, additional rent which, in each case other than the Harbor Beach Report lease, is calculated based upon the gross sales of the hotels subject to the lease, plus certain other amounts.

  Neither Host Marriott nor Host Marriott, L.P. intends to do any of the following:

  . provide any services to the lessees with respect to the operation of the hotels;

  . charge rent for any hotel that would be considered to be based in whole or in part on the income or profits of any person, except for the Harbor Beach Resort, where the lease provides for rent based upon net profits, but which Host Marriott believes will not jeopardize its status as a REIT;

  . rent any hotel to a Related Party Tenant unless the Board of Directors determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize Host Marriott's status as a REIT; or

  . derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease, unless the Board of Directors determines in its discretion that the amount of such rent attributable to personal property is not material and will not jeopardize Host Marriott's status as a REIT.

  In order for the rent paid pursuant to the leases to constitute "rents from real property," the lessees must not be regarded as Related Party Tenants, and the leases must be respected as true leases for federal income tax purposes. Accordingly the lessee cannot be treated as service contracts, joint ventures or some other type of arrangement. A lessee will be regarded as a Related Party Tenant only if Host Marriott and/or one or more actual or constructive owners of 10% or more of Host Marriott, actually or constructively, own 10% or more of such lessee through an ownership interest in Crestline. In order to help preclude the lessees from being regarded as Related Party Tenants, the following organizational documents contain the following ownership limits:

  . the articles of incorporation of Crestline expressly prohibit any person or persons acting as a group, including Host Marriott and/or any 10% or greater stockholder of Host Marriott, from owning more than 9.8% of the lesser of the number or value of the shares of capital stock of Crestline;

  . the Host Marriott charter expressly prohibits any person or persons acting as a group or entity from owning, actually and/or constructively, more than 9.8% of the lesser of the number or value of capital stock of Host Marriott (subject to a limited exception for a holder of shares of capital stock of Host Marriott solely by reason of the Merger in excess of the ownership limit so long as the holder thereof did not own, directly or by attribution under the Internal Revenue Code, more than 9.9% in value of the outstanding shares of capital stock of Host Marriott) or any other class or series of shares of Host Marriott; and

  . Host Marriott, L.P.'s partnership agreement expressly prohibits any person, or persons acting as a group, or entity, other than Host Marriott and an affiliate of the The Blackstone Group and a series of related funds controlled by Blackstone Real Estate Partners (the "Blackstone Entities"), from owning more than 4.9% by value of any class of interests in Host Marriott, L.P. Each of these prohibitions contains self-executing enforcement mechanisms. Assuming that these prohibitions are enforced at all times and no waivers thereto are granted, the lessees should not be regarded as Related Party Tenants.

There can be no assurance, however, that these ownership restrictions will be enforced in accordance with their terms in all circumstances or otherwise will ensure that the lessees will not be regarded as Related Party Tenants.

  The determination of whether the leases are true leases depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

  .  the intent of the parties;

  .  the form of the agreement;

  . the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

  . the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

  In addition, Section 7701(e) of the Internal Revenue Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case. Some of the relevant factors include whether:

  .  the service recipient is in physical possession of the property;

  .  the service recipient controls the property;

  . the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs or the recipient bears the risk of damage to or loss of the property);

  . the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

  . the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and

  . the total contract price does not substantially exceed the rental value of the property for the contract period.

  Host Marriott's leases have been structured with the intent to qualify as true leases for federal income tax purposes. For example, with respect to each lease:

  . Host Marriott, L.P. or the applicable subsidiary or other lessor entity and the lessee intend for their relationship to be that of a lessor and lessee and such relationship is documented by a lease agreement,

  . the lessee has the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease,

  . the lessee bears the cost of, and will be responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and will dictate through the hotel managers, who work for the lessees during the terms of the leases, how the hotels are operated and maintained,

  . the lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures,

  . the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the hotels during the term of the lease,

  . in the event of damage or destruction to a hotel, the lessee is at economic risk because it will bear the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition,

  . the lessee has indemnified Host Marriott, L.P. or the applicable subsidiary against all liabilities imposed on Host Marriott, L.P. or the applicable subsidiary during the term of the lease by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the lessee's use, management, maintenance or repair of the hotels,

  . the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease,

  . the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels,

  . Host Marriott and Host Marriott, L.P. believe that each lessee reasonably expects to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases, and

  . upon termination of each lease, the applicable hotel is expected to have a remaining useful life equal to at least 20% of its expected useful life on the date of the consummation of the REIT conversion, and a fair market value equal to at least 20% of its fair market value on the date of the consummation of the REIT conversion.

  If, however, the leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that Host Marriott, L.P. receives from the lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, Host Marriott very likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

  As indicated above, "rents from real property" must not be based in whole or in part on the income or profits of any person. Payments made pursuant to Host Marriott's leases should qualify as "rents from real property" since they are based on either fixed dollar amounts or on specified percentages of gross sales fixed at the time the leases were entered into, except for the Harbor Beach Resort lease, which provides for rents based upon net profits. The foregoing assumes that the leases are not renegotiated during their term in a manner that has the effect of basing either the percentage rent or base rent on income or profits. The foregoing also assumes that the leases are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the leases will not qualify as "rents from real property" if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice. Host Marriott intends that it will not renegotiate the percentages used to determine the percentage rent during the terms of the leases in a manner that has the effect of basing rent on income or profits. In addition, Host Marriott believes that the rental provisions and other terms of the leases conform with normal business practice and, other than the Harbor Beach Resort lease, were not intended to be used as a means of basing rent on income or profits. Furthermore, Host Marriott intends that, with respect to other properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

  Host Marriott leases certain items of personal property to the lessees in connection with its leases. Under the Internal Revenue Code, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as "rent from real property." If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then the portion of the rent that is attributable to personal property does not qualify as "rent from real property." The amount of rent attributable to personal property is that amount which bears the same ratio to total rent for the taxable year as the average of the adjusted tax bases of the personal property at the beginning and end of the year bears to the average of the aggregate adjusted tax bases of both the real and personal property at the beginning and end of such year. Host Marriott has represented that, with respect to each of its leases that includes a lease of items of personal property, the amount of rent attributable to personal property with respect to such lease, determined as set forth above, will not exceed 15% of the total rent due under the lease (except for a relatively small group of leases where the rent attributable to personal property, which would constitute non-qualifying income for purposes of the 75% and 95% gross income tests, would not be material relative to the overall gross income of Host Marriott). Each lease permits Host Marriott, L.P. to take certain measures, including requiring the lessee to purchase certain furniture, fixtures and equipment or to lease such property from a third party, including a non-controlled subsidiary, if necessary to ensure that all of the rent attributable to personal property with respect to such lease will qualify as "rent from real property." In order to protect Host Marriott's ability to qualify as a REIT, Host Marriott, L.P. sold substantial personal property associated with a number of hotels acquired in connection with the REIT conversion to a non-controlled subsidiary. The non-controlled subsidiary separately leases all such personal property directly to the applicable lessee and receives rental payments which Host Marriott believes represent the fair rental value of such personal property directly from the lessees. If such arrangements are not respected for federal income tax purposes, Host Marriott likely would not qualify as a REIT.

  If any of the hotels were to be operated directly by Host Marriott, L.P. or a subsidiary as a result of a default by a lessee under the applicable lease, such hotel would constitute foreclosure property until the close of the third tax year following the tax year in which it was acquired, or for up to an additional three years if an extension is granted by the IRS, provided that:

  (1) the operating entity conducts operations through an independent contractor, which might, but would not necessarily in all circumstances, include Marriott International and its subsidiaries, within 90 days after the date the hotel is acquired as the result of a default by a lessee,

  (2) the operating entity does not undertake any construction on the foreclosed property other than completion of improvements that were more than 10% complete before default became imminent, and

  (3) foreclosure was not regarded as foreseeable at the time the applicable partnership entered into such lease. For as long as any of these hotels constitute foreclosure property, the income from the hotels would be subject to tax at the maximum corporate rates, but it would qualify under the 75% and 95% gross income tests.

However, if any of these hotels does not constitute foreclosure property at any time in the future, income earned from the disposition or operation of such property will not qualify under the 75% and 95% gross income tests.

  "Interest" generally will not qualify under the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest will not fail to so qualify solely by reason of being based upon a fixed percentage or percentages of receipts or sales. Host Marriott does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

  The non-controlled subsidiaries hold various assets, the ownership of which by Host Marriott, L.P. might jeopardize Host Marriott's status as a REIT. These assets primarily consist of partnership or other interests in hotels that are not leased, certain foreign hotels, and approximately $75 million in value of personal property associated with certain Hotels. Host Marriott, L.P. owns 100% of the nonvoting stock of each non-controlled subsidiary but none of the voting stock or control of that non-controlled subsidiary. Each non-controlled subsidiary is taxable as a regular "C" corporation. Host Marriott, L.P.'s share of any dividends received from a non-controlled subsidiary should qualify for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Host Marriott, L.P. does not anticipate that it will receive sufficient dividends from the non-controlled subsidiaries to cause it to fail the 75% gross income test.

  Host Marriott inevitably will have some gross income from various sources that fails to constitute qualifying income for purposes of one or both of the 75% or 95% gross income tests. These include, but are not limited to, the following:

  . ""safe harbor" leases,
  . the lease of the Harbor Beach Resort, which provides for rent based upon net profits,
  . the operation of the hotel that is located in Sacramento, . minority partnership interests in partnerships that own hotels that are not leased under leases that produce rents qualifying as "rents from real property," and
  . rent attributable to personal property at a relatively small group of hotels that does not satisfy the 15% personal property test.

Host Marriott, however, believes that, even taking into account the anticipated sources of non-qualifying income, its aggregate gross income from all sources will satisfy the 75% and 95% gross income tests applicable to REITs for each taxable year commencing subsequent to the date of the REIT conversion.

  If Host Marriott fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will be generally available if Host Marriott's failure to meet such tests was due to reasonable cause and not due to willful neglect, Host Marriott attaches a schedule of the sources of its income to its federal income tax return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Host Marriott would be entitled to the benefit of these relief provisions. For example, if Host Marriott fails to satisfy the gross income tests because nonqualifying income that Host Marriott intentionally incurs exceeds the limits on such income, the IRS could conclude that Host Marriott's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving Host Marriott, Host Marriott will not qualify as a REIT. As discussed above in "--General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

  Any gain realized by Host Marriott on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including Host Marriott's share of any such gain realized by Host Marriott, L.P., will be treated as income from a "prohibited transaction" that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon Host Marriott's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. Host Marriott, L.P. intends that both it and its subsidiaries will hold hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make such occasional sales of hotels as are consistent with Host Marriott, L.P.'s investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of such sales is subject to the 100% penalty tax.

  Asset Tests Applicable to REITs. Host Marriott, at the close of each quarter of its taxable year, must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Host Marriott's total assets must be represented by real estate assets. Host Marriott's real estate assets include, for this purpose, its allocable share of real estate assets held by Host Marriott, L.P. and the non-corporate subsidiaries of Host Marriott, L.P., as well as stock or debt instruments held for less than one year purchased with the proceeds of a stock offering, or long-term (at least five years) debt offering of Host Marriott, cash, cash items and government securities. Second, no more than 25% of Host Marriott's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Host Marriott may not exceed 5% of the value of Host Marriott's total assets and Host Marriott may not own more than 10% of any one issuer's outstanding voting securities.

  Host Marriott, L.P. does not own any of the voting stock of any of non-controlled subsidiaries but it does own 100% of the nonvoting stock of each non-controlled subsidiary. Host Marriott, L.P. may also own nonvoting stock, representing substantially all of the equity, in other corporate entities that serve as partners or members in the various entities that hold title to the hotels. Neither Host Marriott, Host Marriott, L.P., nor any of the non-corporate subsidiaries of Host Marriott, L.P., own more than 10% of the voting securities of any entity that is treated as a corporation for federal income tax purposes. In addition, Host Marriott believes that the securities of any one issuer owned by Host Marriott, Host Marriott, L.P., or any of the non-corporate subsidiaries of Host Marriott, L.P., including Host Marriott's pro rata share of the value of the securities of each non-controlled subsidiary do not exceed 5% of the total value of Host Marriott's assets. There can be no assurance, however, that the IRS might not contend that the value of such securities exceeds the 5% value limitation or that nonvoting stock of a non-controlled subsidiary or another corporate entity owned by Host Marriott, L.P. should be considered "voting stock" for this purpose.

  After initially meeting the asset tests at the close of any quarter, Host Marriott will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. An example of such an acquisition would be an increase in Host Marriott's interest in Host Marriott, L.P. as a result of the exercise of a limited partner's unit redemption right or an additional capital contribution of proceeds from an offering of capital stock by Host Marriott. Host Marriott to maintains adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If Host Marriott fails to cure noncompliance with the asset tests within such time period, Host Marriott would cease to qualify as a REIT.

  Clinton Administration's Proposed Changes to REIT Asset Test. The Clinton Administration's fiscal year 1999 budget proposal, announced on February 2, 1998, includes a proposal to amend the 10% voting securities test. The proposal would require a REIT to own no more than 10% of the vote or value of all classes of stock of any corporation (except for qualified REIT subsidiaries or corporations that qualify as REITs). Corporations existing prior to the effective date of the proposal generally would be "grandfathered"; i.e., the REIT would be subject to the existing 10% voting securities test described above with respect to grandfathered corporations. However, such "grandfathered" status would terminate with respect to a corporation if the corporation engaged in a new trade or business or acquired substantially new assets.

  Because Host Marriott, L.P. owns 100% of the nonvoting stock of each non-controlled subsidiary, and Host Marriott is deemed to own an interest in each non-controlled subsidiary equal to its proportionate interest in Host Marriott, L.P., Host Marriott would not satisfy the proposed 10% value limitation with respect to any of the non-controlled subsidiaries. Whether any of the non-controlled subsidiaries would qualify as a grandfathered corporation as the proposal is currently drafted would depend upon the effective date of the proposal, which is not yet known. If a non-controlled subsidiary otherwise eligible for "grandfathered" status were to engage in a new trade or business or were to acquire substantial new assets, or if Host Marriott were to make a capital contribution to a non-controlled subsidiary otherwise eligible for "grandfathered" status, its "grandfathered" status would terminate and Host Marriott would fail to qualify as a REIT. Moreover, Host Marriott would not be able to own, directly or indirectly, more than 10% of the vote or value of any corporation formed or acquired after the effective date of the proposal. Thus, the proposal, if enacted, would materially impede Host Marriott's ability to engage in new third-party management or similar activities.

  Annual Distribution Requirements Applicable to REITs. Host Marriott, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to

  (i) the sum of (a) 95% of REIT taxable income, computed without regard to the dividends paid deduction and Host Marriott's net capital gain, and
      (b) 95% of the net income, after tax, if any, from foreclosure property, minus

  (ii) the sum of certain items of noncash income.

In addition, if Host Marriott disposes of any built-in gain asset during its Recognition Period, Host Marriott is required, pursuant to federal regulations which have not yet been promulgated, to distribute at least 95% of the built-in gain, after tax, if any, recognized on the disposition of such asset. See "-- General" above for a discussion of built-in gain assets. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Host Marriott timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. Host Marriott intends to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, Host Marriott, L.P.'s partnership agreement authorizes Host Marriott, as general partner, to take such steps as may be necessary to cause Host Marriott, L.P. to distribute to its partners an amount sufficient to permit Host Marriott to meet these distribution requirements.

  To the extent that Host Marriott does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it is subject to tax thereon at regular ordinary and capital gain corporate tax rates. Host Marriott, however, may designate some or all of its retained net capital gain, so that, although the designated amount will not be treated as distributed for purposes of this tax, a stockholder would include its proportionate share of such amount in income, as capital gain, and would be treated as having paid its proportionate share of the tax paid Host Marriott with respect to such amount. The stockholder's basis in its capital stock of Host Marriott would be increased by the amount the stockholder included in income and decreased by the amount of the tax the stockholder is treated as having paid. Host Marriott would make an appropriate adjustment to its earnings and profits. For a more detailed description of the federal income tax consequences to a stockholder of such a designation, see "--Taxation of Taxable U.S. Stockholders Generally."

  There is a significant possibility that Host Marriott's REIT taxable income will exceed its cash flow, due in part to certain "non-cash" or "phantom" income expected to be taken into account in computing Host Marriott's REIT taxable income. Host Marriott anticipates, however, that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that Host Marriott, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. In such event, in order to meet the distribution requirements, Host Marriott may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions and/or to pay dividends in the form of taxable stock dividends.

  Host Marriott calculates its REIT taxable income based upon the conclusion that the non-corporate subsidiaries of Host Marriott, L.P. or Host Marriott, L.P. itself, as applicable, is the owner of the hotels for federal income tax purposes. As a result, Host Marriott expects that the depreciation deductions with respect to the hotels will reduce its REIT taxable income. This conclusion is consistent with the conclusion above that the leases entered into with the Crestline subsidiaries will be treated as true leases for federal income tax purposes. If the IRS were to challenge successfully this position, in addition to failing in all likelihood the 75% and 95% gross income tests described above, Host Marriott also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a "deficiency dividend" in order to retain its REIT status.

  Under certain circumstances, Host Marriott may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Host Marriott's deduction for dividends paid for the earlier year. Thus, Host Marriott may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Host Marriott would be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  Furthermore, if Host Marriott should fail to distribute during each calendar year at least the sum of 85% of its REIT ordinary income for such year, 95% of its REIT capital gain income for such year, and any undistributed taxable income from prior periods, it would be subject to an excise tax. The excise tax would equal 4% of the excess of such required distribution over the sum of amounts actually distributed and amounts retained with respect to which the REIT pays federal income tax.

  Failure of Host Marriott to Qualify as a REIT. If Host Marriott fails to qualify for taxation as a REIT in any taxable year, and if the relief provisions do not apply, Host Marriott will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Host Marriott fails to qualify will not be deductible by Host Marriott nor will they be required to be made. As a result, Host Marriott's failure to qualify as a REIT would significantly reduce the cash available for distribution by Host Marriott to its stockholders and could materially reduce the value of its capital stock. In addition, if Host Marriott fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of Host Marriott's current and accumulated E&P, although, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions. Unless entitled to relief under specific statutory provisions, Host Marriott also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Host Marriott would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

  Distributions by Host Marriott. As long as Host Marriott qualifies as a REIT, distributions made by Host Marriott out of its current or accumulated E&P, and not designated as capital gain dividends constitute dividends taxable to its taxable U.S. stockholders as ordinary income. Such distributions are not eligible for the dividends received deduction in the case of U.S. stockholders that are corporations. To the extent that Host Marriott makes distribution not designated as capital gain dividends in excess of its current and accumulated E&P, such distributions are treated first as a tax-free return of capital to each U.S. stockholder, reducing the adjusted basis which such U.S. stockholder has in its common stock for tax purposes by the amount of such distribution but not below zero, with distributions in excess of a U.S. stockholder's adjusted basis in its common stock taxable as capital gains, provided that the common stock has been held as a capital asset. Dividends declared by Host Marriott in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by Host Marriott and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Host Marriott on or before January 31 of the following year.

  Distributions made by Host Marriott that are properly designated by Host Marriott as capital gain dividends are taxable to taxable non-corporate U.S. stockholders, i.e., individuals, estates or trusts. They are taxed as gain from the sale or exchange of a capital asset held for more than one year to the extent that they do not exceed Host Marriott's actual net capital gain for the taxable year, without regard to the period for which such non-corporate U.S. stockholder has held his common stock. In the event that Host Marriott designates any portion of a dividend as a "capital gain dividend," a U.S. stockholder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such U.S. stockholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares for the year. On November 10, 1997, the IRS issued Notice 97-64, which provides generally that Host Marriott may classify portions of its designated capital gain dividend as either a 20% gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 20%, an unrecaptured
Section 1250 gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%, or a 28% rate gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 28%. If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution. Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Notice 97-64 further provides that designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. On July 22, 1998, as part of the IRS Restructuring Act, the holding period requirement for the application of the 20% and 25% capital gain tax rates was reduced to 12 months from 18 months for sales of capital gain assets on or after January 1, 1998. Although Notice 97-64 will apply to sales of capital gain assets after July 28, 1997 and before January 1, 1998, it is expected that the IRS will issue clarifying guidance, most likely applying the same principles set forth in Notice 97-64, regarding a REIT's designation of capital gain dividends in light of the new holding period requirements. For a discussion of the capital gain tax rates applicable to non-corporate U.S. stockholders, see "--Taxpayer Relief Act and IRS Restructuring Act Changes to Capital Gain Taxation" below.

  Distributions made by Host Marriott that are properly designated by Host Marriott as capital gain dividends will be taxable to taxable corporate U.S. stockholders as long-term gain to the extent that they do not exceed Host Marriott's actual net capital gain for the taxable year at a maximum rate of 35% without regard to the period for which such corporate U.S. stockholder has held its common stock. Such U.S. stockholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

  U.S. stockholders may not include in their individual income tax returns any net operating losses or capital losses of Host Marriott. Instead, such losses would be carried over by Host Marriott for potential offset against future income, subject to certain limitations. Distributions made by Host Marriott and gain arising from the sale or exchange by a U.S. stockholder of common stock will not be treated as passive activity income, and, as a result, U.S. stockholders generally will not be able to apply any "passive losses" against such income or gain. In addition, taxable distributions from Host Marriott generally will be treated as investment income for purposes of the investment interest limitation. Capital gain dividends and capital gains from the disposition of shares, including distributions treated as such, however, will be treated as investment income only if the U.S. stockholder so elects, in which case such capital gains will be taxed at ordinary income rates.

  Host Marriott will notify stockholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain. Host Marriott may designate, by written notice to its stockholders, its net capital gain so that with respect to retained net capital gains, a U.S. stockholder would include its proportionate share of such gain in income, as long-term capital gain, and would be treated as having paid its proportionate share of the tax paid by Host Marriott with respect to the gain. The U.S. stockholder's basis in its common stock would be increased by its share of such gain and decreased by its share of such tax. With respect to such long-term capital gain of a U.S. stockholder that is an individual or an estate or trust, the IRS, as described above in this section, has authority to issue regulations that could apply the special tax rate applicable generally to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property. IRS Notice 97-64, described above in this section, did not address the taxation of non-corporate REIT stockholders with respect to retained net capital gains.

  Sales of Common Stock. Upon any sale or other disposition of common stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and
(ii) the holder's adjusted basis in such common stock for tax purposes. Such gain or loss will be capital gain or loss if the common stock has been held by the U.S. stockholder as a capital asset. In the case of a U.S. stockholder who is an individual or an estate or trust, such gain or loss will be long-term capital gain or loss, and any such long-term capital gain shall be subject to the maximum capital gain rate of 20%. In the case of a U.S. stockholder that is a corporation, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year, and any such capital gain shall be subject to the maximum capital gain rate of 35%. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of common stock that has been held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by such U.S. stockholder from Host Marriott that were required to be treated as long-term capital gains.

  Taxpayer Relief Act and IRS Restructuring Act Changes to Capital Gain Taxation. The Taxpayer Relief Act of 1997 altered the taxation of capital gain income. Under the Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum long-term capital gain rate of 28% on the sale or exchange of those investments. The Taxpayer Relief Act also provides a maximum rate of 25% for "unrecaptured Section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain" and other changes to prior law. The recently enacted IRS Restructuring Act of 1998, however, reduced the holding period requirement established by the Taxpayer Relief Act for the application of the 20% and 25% capital gain tax rates to 12 months from 18 months for sales of capital gain assets after December 31, 1997. The Taxpayer Relief Act allows the IRS to prescribe regulations on how the Taxpayer Relief Act's capital gain rates will apply to sales of capital assets by "pass-through entities," including REITs, such as Host Marriott, and to sales of interests in "pass-through entities." For a discussion of the rules under the Taxpayer Relief Act that apply to the taxation of distributions by Host Marriott to its stockholders that are designated by Host Marriott as "capital gain dividends," see "--Distributions by Host Marriott" above. Stockholders are urged to consult with their own tax advisors with respect to the rules contained in the Taxpayer Relief Act and the IRS Restructuring Act.

BACKUP WITHHOLDING FOR HOST MARRIOTT'S DISTRIBUTIONS

  Host Marriott reports to its U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder either is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide Host Marriott with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding is creditable against the stockholder's income tax liability. In addition, Host Marriott may be required to withhold a portion of its capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to Host Marriott. See "--Taxation of Non-U.S. Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

  Provided that a tax-exempt stockholder has not held its common stock as "debt financed property" within the meaning of the Internal Revenue Code and such common stock are not otherwise used in a trade or business, the dividend income from Host Marriott will not be unrelated business taxable income ("UBTI") to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute UBTI unless such tax-exempt stockholder has held such common stock as "debt financed property" within the meaning of the Internal Revenue Code or has used the common stock in a trade or business.

  However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501 (c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in Host Marriott will constitute UBTI unless the organization is properly able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in Host Marriott. Such a prospective stockholder should consult its own tax advisors concerning these "set aside" and reserve requirements.

  Notwithstanding the above, however, the Omnibus Budget Reconciliation Act of 1993 provides that, effective for taxable years beginning in 1994, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "qualified trusts."

  A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code, added by the 1993 Act, provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust rather than by the trust itself, and (ii) either (a) at least one such qualified trust holds more than 25% by value, of the interests in the REIT, or (b) one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts.

  Based on the current estimated ownership of Host Marriott common stock and as a result of certain limitations on transfer and ownership of common stock contained in the Host Marriott Articles of Incorporation, Host Marriott should not be classified as a "pension held REIT."

TAXATION OF NON-U.S. STOCKHOLDERS

  The rules governing federal income taxation of the ownership and disposition of common stock by non-U.S. stockholders are complex and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income tax and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that Host Marriott qualifies for taxation as a REIT. Prospective non-U.S. stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in common stock, including any reporting requirements.

  Distributions by Host Marriott. Distributions by Host Marriott to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by Host Marriott of United States real property interests nor designated by Host Marriott as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated E&P of Host Marriott. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as Host Marriott. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Host Marriott expects to withhold United States income tax at the rate of 30% on any distribution made to a non-U.S. stockholder unless (i) a lower treaty rate applies and any required form or certification evidencing eligibility for that lower rate is filed with Host Marriott or (ii) a non-U.S. stockholder files an IRS Form 4224 with Host Marriott claiming that the distribution is effectively connected income.

  Distributions in excess of the current or accumulated E&P of Host Marriott will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the stockholder's common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. stockholder's common stock, they will give rise to gain from the sale or exchange of its common stock, the tax treatment of which is described below.

  As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that Host Marriott will be required to withhold 10% of any distribution in excess of its current and accumulated E&P. Consequently, although Host Marriott intends to withhold at a rate of 30%, or a lower applicable treaty rate, on the entire amount of any distribution, to the extent that Host Marriott does not do so, any portion of a distribution not subject to withholding at a rate of 30%, or lower applicable treaty rate, would be subject to withholding at a rate of 10%. However, a non-U.S. stockholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of current or accumulated E&P of Host Marriott, and the amount withheld exceeded the non-U.S. stockholder's United States tax liability, if any, with respect to the distribution.

  Distributions to a non-U.S. stockholder that are designated by Host Marriott at the time of distribution as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally will not be subject to United States federal income taxation, unless:

  (i) the investment in the common stock is effectively connected with the non-U.S. stockholder's United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

  (ii) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

  Pursuant to the federal law known as FIRPTA, distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by Host Marriott of United States real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. non-U.S. stockholders would thus generally be taxed at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation, as discussed above. Host Marriott is required to withhold 35% of any such distribution. That amount is creditable against the non-U.S. stockholder's federal income tax liability.

  Although the law is not entirely clear on the matter, it appears that amounts designated by Host Marriott pursuant to the Taxpayer Relief Act as undistributed capital gains in respect of the common stock held by U.S. Stockholders (see "--Annual Distribution Requirements Applicable to REITs" above) would be treated with respect to non-U.S. stockholders in the manner outlined in the preceding two paragraphs for actual distributions by Host Marriott of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by Host Marriott on such undistributed capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by Host Marriott were to exceed their actual United States federal income tax liability.

  Sales of Common Stock. Gain recognized by a non-U.S. stockholder upon the sale or exchange of common stock generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. The common stock will not constitute a "United States real property interest" so long as Host Marriott is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. Host Marriott believes, but cannot guarantee, that it is a "domestically controlled REIT." Moreover, even if Host Marriott is a "domestically controlled REIT," because the common stock is publicly traded, no assurance can be given that Host Marriott will continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

  Even if Host Marriott does not qualify as or ceases to be a "domestically controlled REIT," gain arising from the sale or exchange by a non-U.S. stockholder of common stock would not be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" if:

  (i) the common stock is "regularly traded," as defined by applicable regulations, on an established securities market such as the NYSE, and

  (ii) such non-U.S. stockholder owned 5% or less of the common stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

  Backup Withholding Tax and Information Reporting. Backup withholding tax generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements. Backup withholding and information reporting will generally not apply to distributions paid to non-U.S. stockholders outside the United States that are treated as dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, capital gain dividends or distributions attributable to gain from the sale or exchange by Host Marriott of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a foreign broker. Generally, information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common stock by a foreign office of a broker that:

  (a)  is a United States person,

  (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or

  (c) is a "controlled foreign corporation," which is, generally, a foreign corporation controlled by United States stockholders.

If, however, the broker has documentary evidence in its records that the holder is a non-U.S. stockholder and certain other conditions are met or the stockholder otherwise establishes an exemption information reporting will not apply. Payment to or through a United States office of a broker of the proceeds of a sale of common stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a non-U.S. stockholder, or otherwise establishes an exemption. A non-U.S. stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

  The IRS has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 2000, subject to certain transition rules. Valid withholding certificates that are held on December 31, 1999, will remain valid until the earlier of December 31, 2000 or the date of expiration of the certificate under rules currently in effect, unless otherwise invalidated due to changes in the circumstances of the person whose name is on such certificate. A non-U.S. stockholder should consult its own advisor regarding the effect of the new regulations.

TAX ASPECTS OF HOST MARRIOTT'S OWNERSHIP OF INTERESTS IN HOST MARRIOTT, L.P.

  General. Substantially all of Host Marriott's investments are held through Host Marriott, L.P., which will hold the hotels either directly or through certain subsidiaries. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Host Marriott includes in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Host Marriott includes its proportionate share of assets held through Host Marriott, L.P. and certain of its subsidiaries. See "--Federal Income Taxation of Host Marriott--Ownership of Partnership Interests by a REIT."

  Entity Classification. If Host Marriott, L.P. or any non-corporate subsidiary other than a subsidiary held through an entity treated for federal income tax purposes as a corporation were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of Host Marriott's assets and items of gross income would change and could preclude Host Marriott from qualifying as a REIT (see "--Federal Income Taxation of Host Marriott--Asset Tests Applicable to REITs" and "--Income Tests Applicable to REITs").

  The entire discussion of the federal income tax consequences of the ownership of common stock is based on Host Marriott, L.P. and all of its non-corporate subsidiaries, other than a subsidiary held by an entity treated as a corporation for federal income tax purposes, being classified as partnerships for federal income tax purposes. Pursuant to regulations under Section 7701 of the Internal Revenue Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly traded partnership." Neither Host Marriott, L.P. nor any of the non-corporate subsidiaries have elected or will elect to be treated as a corporation, and therefore, subject to the disclosure below, each will be treated as a partnership for federal income tax purposes (or if it has only one partner or member, disregarded entirely for federal income tax purposes).

  Pursuant to Section 7704 of the Internal Revenue Code, however, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a "publicly traded partnership," unless at least ninety percent (90%) of its income consists of "qualifying income" within the meaning of that section. A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a "secondary market or the substantial equivalent thereof." Units of limited partnership interest in Host Marriott L.P. will not be traded on an established securities market. There is a significant risk, however, that after the right to redeem such units becomes exercisable, such interests would be considered readily tradable on the substantial equivalent of a secondary market. In this regard, the income requirements generally applicable to REITs and the definition of "qualifying income" under Section 7704 of the Internal Revenue Code are similar in most key respects. There is one significant difference, however, that is relevant to Host Marriott, L.P. For a REIT, rent from a tenant does not qualify as "rents from real property" if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant; under Section 7704 of the Internal Revenue Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant.

  A substantial majority of Host Marriott, L.P. income comes from rent payments by subsidiaries of Crestline. Accordingly, because The Blackstone Group, Host Marriott and any owner of 10% or more of Host Marriott will own or be deemed to own 5% or more of Host Marriott, L.P., if The Blackstone Group, Host Marriott and/or any owner of 10% or more of Host Marriott were to own or be deemed to own collectively 10% or more of Crestline, none of the rent from the lessees of Host Marriott's hotels would be qualifying income for purposes of determining whether Host Marriott, L.P. should be taxed as a corporation. In order to avoid this result, the Crestline articles of incorporation expressly provide that no person (or persons acting as a group), including The Blackstone Group, Host Marriott and any owner of 10% or more of Host Marriott, may own, actually and/or constructively, more than 9.8% by value of the equity in Crestline and the Crestline articles of incorporation contain self-executing mechanisms intended to enforce this prohibition. In addition, Host Marriott, L.P.'s partnership agreement prohibits any person, or persons acting as a group, or entity, other than an affiliate of The Blackstone Group and Host Marriott, from owning, actually and/or constructively, more than 4.9% of the value of Host Marriott, L.P., and the Host Marriott charter prohibits any person, or persons acting as a group, or entity, including The Blackstone Group and the Marriott family and their affiliated entities as a group, from, subject to certain limited exceptions, owning, actually and/or constructively, more than 9.8% of the lesser of the number or value of the total outstanding shares of Host Marriott. Assuming that all of these prohibitions are enforced at all times in accordance with their terms, then so long as Host Marriott, L.P.'s income is such that Host Marriott could meet the gross income tests applicable to REITs (see "--Federal Income Taxation of Host Marriott--Income Tests Applicable to REITs" and "--Ownership of Partnership Interests by a REIT"), Host Marriott, L.P.'s "qualifying income" should be sufficient for it to avoid being classified as a corporation even if it were considered a publicly traded partnership.

  If Host Marriott, L.P. were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, Host Marriott would not qualify as a REIT because the value of Host Marriott's ownership interest in Host Marriott, L.P. would exceed 5% of Host Marriott's assets and Host Marriott would be considered to hold more than 10% of the voting securities of another corporation (see "--Federal Income Taxation of Host Marriott--Asset Tests Applicable to REITs"), which would adversely affect the value of the common stock (see "--Federal Income Taxation of Host Marriott--Failure of Host Marriott to qualify as a REIT").

  Allocations of Operating Partnership Income, Gain, Loss and Deduction. The partnership agreement of the Host Marriott, L.P. provides that if Host Marriott, L.P. operates at a net loss, net losses shall be allocated to Host Marriott and the limited partners in proportion to their respective percentage ownership interests in Host Marriott, L.P., provided that net losses that would have the effect of creating a deficit balance in a limited partner's capital account as specially adjusted for such purpose ("Excess Losses") will be reallocated to Host Marriott, as general partner of Host Marriott, L.P. The partnership agreement also provides that, if Host Marriott, L.P. operates at a net profit, net income shall be allocated first to Host Marriott to the extent of Excess Losses with respect to which Host Marriott has not previously been allocated net income. Any remaining net income shall be allocated in proportion to the respective percentage ownership interests of Host Marriott and the limited partners. Finally, the partnership agreement provides that if Host Marriott, L.P. has preferred units outstanding, income will first be allocated to such preferred units to the extent necessary to reflect and preserve the economic rights associated with such preferred units.

  Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the applicable regulations. Generally, Section 704(b) and the applicable regulations require that partnership allocations respect the economic arrangement of the partners.

  If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in the Host Marriott, L.P. partnership agreement and the partnership agreements and operating agreements of the non-corporate subsidiaries are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder.

  Tax Allocations with Respect to the Hotels. Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property, such as the hotels, that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution associated with the property at the time of the contribution. This difference is know as built-in gain. The Host Marriott, L.P. partnership agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. In general, the partners of Host Marriott, L.P., including Host Marriott, who contributed depreciated assets having built-in gain are allocated depreciation deductions for tax purposes that are lower than such deductions would be if determined on a pro rata basis. Thus, the carryover basis of the contributed assets in the hands of Host Marriott, L.P. may cause Host Marriott to be allocated lower depreciation and other deductions, and therefore to be effectively allocated more income, which might adversely affect Host Marriott's ability to comply with the REIT distribution requirements. See "--Federal Income Taxation of Host Marriott--Annual Distribution Requirements Applicable to REITs".

  In addition, in the event of the disposition of any of the contributed assets which have built-in gain, all income attributable to the built-in gain generally will be allocated to the contributing partners, even though the proceeds of such sale would be allocated proportionately among all the partners and likely would be retained by Host Marriott, L.P., rather than distributed. Thus, if Host Marriott, L.P. were to sell a hotel with built-in gain that was contributed to Host Marriott, L.P. by Host Marriott's predecessors or Host Marriott, Host Marriott generally would be allocated all of the income attributable to the built-in gain, which could exceed the economic or book income allocated to it as a result of such sale. Such an allocation might cause Host Marriott to recognize taxable income in excess of cash proceeds, which might adversely affect Host Marriott's ability to comply with the REIT distribution requirements. In addition, Host Marriott will be subject to a corporate level tax on such gain to the extent the gain is recognized within the 10-year period after the first day of Host Marriott's first taxable year as a REIT). See "--Federal Income Taxation of Host Marriott--Annual Distribution Requirements Applicable to REITs" and "--Federal Income Taxation of Host Marriott--General." It should be noted in this regard that as the general partner of Host Marriott, L.P., Host Marriott will determine whether or not to sell a hotel contributed to Host Marriott, L.P. by Host Marriott.

  Host Marriott, L.P. and Host Marriott generally use the traditional method, with a provision for a curative allocation of gain on sale to the extent prior allocations of depreciation with respect to a specific hotel were limited by the "ceiling rule" applicable under the traditional method, to account for built-in gain with respect to the hotels contributed to Host Marriott, L.P. in connection with the REIT conversion. This method is generally a more favorable method for accounting for built-in gain from the perspective of those partners, including Host Marriott, who received units of limited partnership interest in Host Marriott, L.P. in exchange for property with a low basis relative to value at the time of the REIT conversion and is a less favorable method from the perspective of those partners who contributed cash or "high basis" assets to Host Marriott, L.P., including Host Marriott, to the extent it contributes cash to Host Marriott, L.P.

  Any property purchased by Host Marriott, L.P. subsequent to the REIT conversion will initially have a tax basis equal to its fair market value, and
Section 704(c) of the Internal Revenue Code will not apply.

OTHER TAX CONSEQUENCES FOR HOST MARRIOTT AND ITS STOCKHOLDERS

  Host Marriott and its stockholders are subject to state or local taxation in various state or local jurisdictions, including those in which Host Marriott, L.P. or they transact business or reside. The state and local tax treatment of Host Marriott and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders of Host Marriott should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Host Marriott.

  A portion of the cash to be used by Host Marriott to fund distributions comes from each non-controlled subsidiary through payments of dividends on the shares of such corporation held by Host Marriott, L.P. and, in some cases, interest on notes held by Host Marriott, L.P. Each non-controlled subsidiary pays federal and state income tax at the full applicable corporate rates on its taxable income computed without regard to any deduction for dividends. To the extent that a non-controlled subsidiary is required to pay federal, state or local taxes, the cash otherwise available for distribution by Host Marriott to its stockholders will be reduced accordingly.